EXHIBIT 99.1

374Water Appoints Chris Gannon as New CEO to Spearhead Scaling of its Revolutionary Waste and Water Treatment Technology

DURHAM, NC, April 23, 2024 – 374Water Inc. (Nasdaq: SCWO), a global leader in cutting-edge, sustainable waste management technologies, today announced the appointment of Chris Gannon as its new President and Chief Executive Officer (CEO), effective immediately. Gannon brings a broad array of executive leadership experience in multiple disciplines and industries, including environmental technology development, highly engineered product, advanced manufacturing, and global customer support and service with customers in the municipal, industrial, commercial, defense, and medical spaces. Gannon has also served in numerous transformational roles at both publicly traded and private equity backed companies, where he has successfully built and grown world-class, customer-centric, technology-focused companies in industries governed by extensive regulatory requirements.

"Chris’s extensive and proven track record of developing and executing high growth strategies along with his experience in industrial technology innovation, product commercialization, manufacturing, field services, and the water and wastewater industries, aligns perfectly with our near and long-term goals," said Rene Estes, 374Water Board Chairwoman. "Under Chris’ leadership, 374Water will accelerate its work to redefine the water and waste management industries with our revolutionary AirSCWO technology, driving results  for our customers, shareholders, and our communities.”

This is a pivotal time for the company as it prepares to deploy its commercial-grade AirSCWO6 technology in several major projects, including the Orange County Sanitation District and the City of Orlando’s Iron Bridge Regional Water Reclamation Facility. 374Water will also continue to advance its partnership with the Department of Defense to complete PFAS, AFFF, and otherwaste destruction testing engagements, and with other treatment, storage and disposal facilities across the United States to destroy PFAS contaminated fluids.

"I would like to thank 374Water’s Board of Directors for the opportunity to lead the company at this defining moment. I am excited to join this great team and to bring 374Water’s pioneering technology to customers and communities around the world,” said Gannon. “The economic and environmental benefits of waste destruction versus disposal are compelling, and our AirSCWO technology can bring these benefits to market at scale. This technology can deliver profoundly positive impacts to global water and waste management challenges for generations to come.”

U.S. wastewater treatment plants alone treat 34 billion gallons of wastewater daily, translating into 292 million tons of solid waste produced annually. Present waste disposal options, such as land application, landfill, incineration and deep well injection, are inadequate and all have environmental, health and liability repercussions. In addition, the EPA’s April 2024 PFAS in drinking water regulations surrounding Per- and Polyfluorinated Substances (PFAS), commonly known as "forever chemicals,” further underscore the need for advancements in waste treatment and destruction technologies.

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374Water’s AirSCWO system efficiently, continuously, cost-effectively, and with unprecedented reliability transforms a range of organic wastes - including biosolids, PFAS, AFFF, water and waste treatment residuals, landfill leachate, oily sludge, granulated activated carbon, and ion exchange resins - into clean water, safe minerals, and renewable energy. Leveraging the waste-agnostic AirSCWO technology, 374Water intends to tackle this global environmental challenge in a comprehensive and cost effective way, thereby redefining the waste management and water treatment industries.

Gannon further commented, “My immediate goal is to establish a growth-accelerating strategy and secure the essential tools and funding for implementation. Growing our revenue and team, investing in technology and our manufacturing platform are crucial for future success. As we progress, we will maintain active engagement with our key stakeholders. I am confident in 374Water and our AirSCWO technology’s ability to revolutionize the waste management and water treatment industries.”

Chris Gannon Background

Gannon brings extensive experience in scaling companies and deep expertise in capital markets and engineering. As the former President and CEO of Energy Recovery, Inc. (NASDAQ: ERII), he spearheaded the company’s rapid growth in the core water business and its expansion into the wastewater and refrigeration markets. His leadership saw a quadruple increase in market capitalization and a tripling of annual revenue, achieved through expanding manufacturing, building a top-tier R&D&E division, and forging strategic partnerships. Later, as CEO of National Fire and Safety, he transformed and scaled the company, growing to over 900 employees and expanding its operational footprint through strategic acquisitions and a revamped revenue model. He holds an MBA from the University of Chicago Booth School of Business and a BSE from the University of Michigan’s College of Engineering.

Austin Meyermann, founder and President of Hunter Crown, LLC, with a specialization in the water and wastewater industry, led the CEO search on behalf of 374Water.

About 374Water

374Water Inc. (NASDAQ: SCWO) is a global cleantech company with innovative solutions to wastewater treatment and waste management issues. 374Water’s AirSCWO technology transforms organic “wastes” into minimal impact, value-added products, effectively shifting the waste management paradigm from disposal to resource recovery. 374Water is leading a new era of creating value in sustainability, eliminating PFAS and protecting our communities. Follow us on LinkedIn.

Cautionary Language

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.

Investor Contact:

Heather Crowell

ir@374water.com

Media Contacts:

Christian Rizzo

media@374water.com

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